Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 8, 2020

Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011

Re:	Rite Aid Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Rite Aid Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of up to 4,001,344 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to the Company’s Rite Aid Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Equity Plan”), including 651,344 shares of Common Stock that remained available under the award pool for the Company’s existing Rite Aid Corporation 2014 Omnibus Equity Plan (the “2014 Equity Plan”) as of June 30, 2020 (the 2020 Equity Plan and the 2014 Equity Plan together, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(a) the Registration Statement in the form to be filed with the Commission on the date hereof;

(b) copies of the Plans;

Rite Aid Corporation

July 8, 2020

(c) an executed copy of a certificate of Matthew C. Schroeder, Chief Financial Officer of the Company, dated July 8, 2020 (the “Officer’s Certificate”);

(d) a copy of the Amended and Restated Certificate of Incorporation of the Company (the Amended and Restated Certificate of Incorporation”) (i) in effect as of June 19, 2014 and certified pursuant to the Officer’s Certificate, and (ii) as amended to date and currently in effect, certified by the Secretary of the State of the State of Delaware as of July 8, 2020, and certified pursuant to the Officer’s Certificate;

(f) a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof (the “Amended and Restated Bylaws”) and certified pursuant to the Officer’s Certificate; and

(g) a copy of certain resolutions of the Board of Directors of the Company adopted on April 16, 2014 and April 15, 2020, relating to, as applicable, the Plans, the filing of the Registration Statement and certain related matters, certified pursuant to the Officer’s Certificate.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which rights to acquire Shares are granted pursuant to the Plans will be consistent therewith and will be duly authorized, validly executed and delivered by the parties thereto, and (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Rite Aid Corporation

July 8, 2020

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the participants in accordance with the terms and conditions of the applicable Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ